Exhibit 10.51

CLOSING AGREEMENT

This Closing Agreement ("Closing Agreement") is made and entered into as of the Closing of the New Escrow referenced in Paragraph 1 of the New Agreement dated April 1, 2005 ("New Agreement"). This Closing Agreement is by and between VCA Nevada Incorporated (VCA), ILX Resorts Incorporated (ILX), Carol Colombo (Colombo) and Streets Las Vegas, L.L.C. ("Streets").

RECITALS

1.

Pursuant to that certain New Agreement dated as of April 1, 2005, VCA has granted to Colombo the right to purchase the interests of VCA in "Airport Lease" (defined below) Colombo desires to name Streets as her designee for purposes of acquiring the Airport Lease as defined in the New Agreement. The transaction pursuant to which Streets acquires VCA's interest in the Airport Lease is referred to herein as the "Airport Lease Acquisition." For purposes of this Closing Agreement, the term "Airport Lease" shall mean that certain lease covering an approximately 44 acre parcel of land located on the Northwest Corner of Tropicana Blvd. and Paradise Road of which Clark County, Nevada is the Landlord (the "Property"), as evidenced by that certain First Amendment in Total dated November 21, 2000, as amended by that certain First Amendment to the First Amendment in Total dated August 20, 2002.

2.

Concurrently with the acquisition of the Airport Lease, Streets is redeeming all of the membership interest of VCA in Streets (the "Streets Membership Redemption").

3.

Pursuant to that certain Loan Agreement and related documents, instruments and agreements (together, the "Loan Documents"), Streets is borrowing Twenty Five Million Dollars ($25,000,000) from Canpartners Realty Holding Company IV, LLC ("Lender"). The transactions contemplated pursuant to the Loan Documents are referred to the "Loan Transactions."

4.

The Airport Lease Acquisition, the Streets Membership Redemption and the Loan Transactions are referred to together as the "Transactions."

AGREEMENT

Now, therefore, for good and valuable consideration and as an inducement to the parties to consummate the Transactions and enter into the documents in connection therewith, the parties agree as follows;

1.

Matters  Related to the New Agreement.

1.1

Conditioned upon the contemporaneous closing of the New Escrow (the "Closing") Colombo hereby assigns and transfers to Streets, without warranty, her rights under the New Agreement to acquire the Airport Lease and her rights to acquire the VCA Membership Interest, and Streets hereby accepts such assignment.

1.2

Conditioned upon the Closing, Section 2 of the New Agreement is modified so that, provided that the New Escrow closes and VCA is paid $18 million in cash prior to the close of business, Pacific time on April 15, 2005, VCA waives and forever releases the right to receive the additional consideration of $1 million referenced in the second sentence of such Section 2.

2.

Transfers Effective as of Closing.  Effective as of Closing:

2.1

VCA will assign the Airport Lease to Streets, subject only to the consent to assignment by Clark County (the "County"). The form of assignment of the Airport Lease is attached as Exhibit A.

2.2

VCA will assign to Streets, and Streets will redeem from VCA, the VCA Membership Interest, in accordance with the terms set forth in Section 3 of this Closing Agreement.

2.3

VCA will assign to Streets all of the Work Product (as defined in the New Agreement), in accordance with the terms set forth in Section 4 of this Closing Agreement.

3.

Matters Relating to Assignment and Redemption of VCA's Interest in Streets.

3.1

At the Closing, VCA hereby assigns and transfers to Streets all of its right, title and interest in and to VCA's ownership interest in Streets ("VCA's Membership Interest in Streets"), which as of the date of this Agreement equals 25% of the total outstanding membership interests in Streets, and Streets hereby redeems VCA's Membership Interest in Streets.

3.2

VCA hereby agrees to execute any and all additional documents and take any and all acts that may be necessary to effectuate the intent of this assignment and redemption.

4.

Matters Relating to Assignment of Work Product.

4.1

At the Closing, VCA hereby assigns and transfers to Streets all of its right, title and interest in and to the Streets Work Product (as defined in the New Agreement), and Streets hereby accepts such assignment.

4.2

VCA hereby agrees to execute any and all additional documents and take any and all acts that may be necessary to effectuate the intent of this assignment.

5.

Assignment of Subleases. At the Closing, VCA hereby transfers and assigns to Streets all of its rights, title and interest under the existing subleases with BVT Habvaria Limited Partnership and with L.C.D., Inc. (but excluding any liability associated therewith arising out of conditions existing or events occurring prior to the date of this assignment. VCA warrants that, except for the subleases referenced above and any rights of Streets or its members, there are no subleases, licenses or other rights to use affecting any portion of the Property Streets shall not assume any contracts entered into by VCA relating to the Property, including but not limited to security contracts, maintenance contracts, services contracts, employee or independent contractor arrangements and any other contractual relationships of any nature whatsoever.

6.

Representations and Covenants of VCA. VCA represents, warrants and covenants to Streets as follows, all of which representations shall survive the Closing:

6.1

Neither VCA nor the Property are bound or encumbered by any agreement with AdAmerica or any other person, firm or entity regarding signage, and without limiting the generality of the foregoing, the agreement between AdAmerica and VCA concerning signage at the southeast corner of the Airport Property is terminated and of no further force or effect.

6.2

Section 1.5.3 of the Airport Lease provides that the "Return of Equity" is a deduction from "Net Revenues" (as such terms are defined in the Airport Lease) for the purpose of calculating the rental payments due under the Airport Lease. VCA and ILX hereby represent, warrant and covenant that (i) the equity funds ("Equity") contributed by VCA and ILX pursuant to the terms and conditions of the Airport Lease, as of January 1, 2005,shall not be less than $12,000,000 (the "Minimum Equity"); (ii) All such Minimum Equity was appropriately contributed and documented in accordance with the terms and conditions of the Airport Lease, is a due and valid carry forward interest that is hereby conveyed to Streets, along with any additional Equity that shall have accrued prior to the date of this Agreement; and (iii) the Minimum Equity will be validated and approved as Equity in the course of any audit that may be performed by the Airport or Clark County, regardless when such audit may be performed. VCA agrees to fully cooperate with Lender and Streets and Streets agrees to fully cooperate with VCA with any audit of the Minimum Equity requested by Lender, the Airport or Clark County in order to determine the Equity contribution of VCA and ILX for purposes of calculating the amount of Equity to be used in calculating the amount of rental to be paid under the Airport Lease. This covenant shall survive the transfer of the Airport Lease by VCA to Streets. VCA and ILX acknowledge and agrees that the assignment of the Attributed Equity to Streets served as a material inducement to Streets to enter into the Transactions and that Streets would be materially harmed by any audit finding that did not validate and attribute to Streets the Minimum Equity.

6.3

None of VCA's representations or warranties in the Loan Agreement are false or misleading.

6.4

VCA and ILX are, and shall remain, fully liable for any and all claims, liabilities, expenses, charges or damages, now or hereafter existing, that are attributable to the Airport Lease, the underlying property or any activities related thereto, including but not limited to any matters involving any sublessees, related to events occurring, in whole or in part, prior to the date of execution of the Closing Agreement.

7.

Indemnity.  VCA and ILX agree to indemnify and hold Streets harmless against any and all losses, damages, liabilities or claims of any nature whatsoever, now or hereafter existing and including but in no way limited to claims involving any sublessee under the Airport Lease, arising or attributable in whole or in part to events occurring prior to date of execution of this Closing Agreement

8.

Miscellaneous.

8.1

Attorney's Fees. Should either party employ an attorney to enforce any of the provisions hereof or to recover damages for the breach of this Agreement, the non-prevailing party agrees to pay the other party's reasonable expenses, including attorneys' fees and expenses, expended or incurred in connection therewith, as determined by a court of competent jurisdiction.

8.2

Exclusive Venue and Jurisdiction. Exclusive venue and jurisdiction for any legal dispute arising out of this New Agreement will be in the Maricopa County, Arizona Superior Court.

8.3

Binding Effect. This New Agreement shall be binding upon the successors, assigns and heirs (as applicable) of Colombo, Streets, VCA and ILX.

8.4

Time of Essence. Time is of the essence in the performance of each and every party's obligations hereunder.

8.5

Ownership of Furniture, Furnishings and Equipment. VCA is and shall remain the sole and exclusive owner of any and all furnishings, equipment, and furniture located within the building situated upon the Airport Lease property (except those furnishings, equipment and furniture otherwise owned by authorized sublessees). VCA shall have access to the building premises during normal business hours for a period of not less than 30 days from the date of the closing of the Land Transaction within which to remove any such furnishings, equipment and furniture, or to take any other such action as VCA shall deem appropriate with respect thereto, provided that VCA shall be responsible for any clean-up costs or repair costs associated with the removal of such furnishings, equipment and furniture. VCA shall not be entitled to remove any fixtures located within the building or otherwise located upon the Airport Lease Property.

8.6

Obligation to Use Best Efforts. VCA hereby covenants to use its best efforts to facilitate and secure the consent of Clark County to the Assignment of the Airport Lease from VCA to Streets. If for any reason Clark County fails to consent to the assignment, and provided that VCA shall have received payment of the $18 million referenced in Section 1.2 above, then VCA agrees to use its best efforts to create and institute a structure pursuant to which Streets receives the benefit of the bargain, as it is evidenced by the New Agreement.

8.7

Due Authority. Each signatory to this Closing Agreement hereby represents and warrants that they each have all requisite power and authority to conduct its business, to own and lease its properties and to execute, deliver and perform all of their respective obligations under this Closing Agreement.

7.8

Counterparts. This Closing Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Closing Agreement.

STREETS LAS VEGAS, LLC

By:

______________________

Carol A. Colombo

Its:

Manager

______________________

Carol A. Colombo, individually

VCA NEVADA INCORPORATED, an

 Arizona corporation

By:

________________________

Joseph P. Martori, Sr.

Its:

Chairman of the Board

ILX RESORTS INCORPORATED, an

Arizona corporation

By:

________________________

Joseph P. Martori, Sr.

Its:

Chairman of the Board